Exhibit 99.1

Cathay General Bancorp Announces Third Quarter 2021 Results

LOS ANGELES, Oct. 25, 2021 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our") (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended September 30, 2021. The Company reported net income of $72.4 million, or $0.93 per share, for the third quarter of 2021.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	September 30, 2021	June 30, 2021	September 30, 2020
Net income	$72.4 million	$77.2 million	$56.8 million
Basic earnings per common share	$0.93	$0.98	$0.71
Diluted earnings per common share	$0.93	$0.97	$0.71
Return on average assets	1.45%	1.60%	1.18%
Return on average total stockholders' equity	11.61%	12.53%	9.53%
Efficiency ratio	43.85%	43.41%	51.53%

THIRD QUARTER HIGHLIGHTS

  Total loans, excluding Paycheck Protection Program ("PPP") loans, increased by 9.1% annualized.
  The net interest margin increased to 3.22% in the third quarter of 2021 from 3.02% in third quarter of 2020.
  Quarterly earnings per share increased 31.0% compared to the same quarter in 2020.
  Total deposits, excluding time deposits, increased for the quarter by $686.3 million, or 25.9% annualized.

For the third quarter of 2021, total loans, excluding PPP loans, increased by 9.1% annualized. "The Company announced a new share repurchase program of up to $125 million on September 2021 and repurchased 942,613 shares of common stock at an average cost of $39.40 per share during the quarter" commented Chang M. Liu, President and Chief Executive Officer of the Company.

THIRD QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended September 30, 2021, was $72.4 million, an increase of $15.6 million, or 27.5%, compared to net income of $56.8 million for the same quarter a year ago. Diluted earnings per share for the quarter ended September 30, 2021, was $0.93 per share compared to $0.71 per share for the same quarter a year ago.

Return on average stockholders' equity was 11.61% and return on average assets was 1.45% for the quarter ended September 30, 2021, compared to a return on average stockholders' equity of 9.53% and a return on average assets of 1.18% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $15.0 million, or 10.9%, to $152.5 million during the third quarter of 2021, compared to $137.5 million during the same quarter a year ago. The increase was due primarily to a decrease in interest expense from deposits.

The net interest margin was 3.22% for the third quarter of 2021 compared to 3.02% for the third quarter of 2020 and 3.24% for the second quarter of 2021.

For the third quarter of 2021, the yield on average interest-earning assets was 3.56%, the cost of funds on average interest-bearing liabilities was 0.48%, and the cost of interest-bearing deposits was 0.44%. In comparison, for the third quarter of 2020, the yield on average interest-earning assets was 3.78%, the cost of funds on average interest-bearing liabilities was 1.04%, and the cost of interest-bearing deposits was 0.99%. The decrease in the yield on average interest-earning assets resulted mainly from lower lending rates. The decrease in average interest-bearing liabilities was a result of the renewal of maturing higher rate certificates of deposit at lower rates and the continuing run off of brokered CD's during the quarter. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.08% for the quarter ended September 30, 2021, compared to 2.74% for the same quarter a year ago.

(Reversal)/provision for credit losses

As permitted under the Coronavirus, Aid, Relief and Economic Security Act (the "CARES Act") and as extended by the Consolidated Appropriations Act, 2021, the Company adopted the Current Expected Credit Losses ("CECL") methodology for estimated credit losses effective as of January 1, 2021. The Company recorded a provision for credit losses of $3.1 million in the third quarter of 2021 compared to a reversal for credit losses of $9.0 million in the second quarter of 2021 and a $12.5 million provision for loan losses in the third quarter of 2020. The third quarter provision for credit losses was primarily driven by the net charge-offs during the period and the growth of loans. As of September 30, 2021, the allowance for loan losses increased by $689 thousand to $131.9 million, or 0.83% of gross loans, compared to $131.3 million, or 0.84% of gross loans, as of June 30, 2021. The change in the allowance for loan losses during the third quarter of 2021 included a $3.0 million provision for loan losses, and $2.3 million in net charge-offs. In the third quarter of 2020, a provision for loan losses of $12.5 million was recorded under the incurred loss method, which includes management's projection of the potential impacts from the COVID-19 pandemic at that time. The Company will continue to monitor the continuing impact of the COVID-19 pandemic on credit risks and losses, as well as on customer deposits and other liabilities and assets.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Nine months ended Sept 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 2,649	$ 7,712	$ 6,956	$ 19,499	$ 13,383
Real estate loans (1)	3	—	—	3	—
Total charge-offs	2,652	7,712	6,956	19,502	13,383
Recoveries:
Commercial loans	121	155	3,796	1,545	6,354
Construction loans	76	—	—	76	—
Real estate loans(1)	144	303	110	558	435
Total recoveries	341	458	3,906	2,179	6,789
Net charge-offs	$ 2,311	$ 7,254	$ 3,050	$ 17,323	$ 6,594

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $12.2 million for the third quarter of 2021, an increase of $2.2 million, or 22.0%, compared to $10.0 million for the third quarter of 2020. The increase was primarily due to a $1.6 million decrease in net losses from equity securities, a $1.0 million increase in wealth management fees and commissions offset, in part, by a $1.4 million decrease in gain on low-income housing investments, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense decreased $3.8 million, or 5.0%, to $72.2 million in the third quarter of 2021 compared to $76.0 million in the same quarter a year ago. The decrease in non-interest expense in the third quarter of 2021 was primarily due to $3.8 million in higher amortization expense of investments in low-income housing and alternative energy partnerships in the third quarter of 2020 compared to the third quarter of 2021. The efficiency ratio was 43.85% in the third quarter of 2021 compared to 51.53% for the same quarter a year ago.

Income taxes

The effective tax rate for the third quarter of 2021 was 19.05% compared to 3.7% for the third quarter of 2020. In the second quarter of 2020, the Company made a new alternative energy investment which resulted in a lower full year effective tax rate for 2020 resulting from tax credits generated from the new alternative energy investment. The effective tax rate includes the impact of alternative energy investments and low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $16.0 billion as of September 30, 2021, an increase of $332.4 million, or 2.1%, from $15.6 billion as of December 31, 2020. The increase was primarily due to an increase of $280.5 million, or 3.7%, in commercial mortgage loans and an increase of $106.4 million, or 4.1%, in commercial loans, not including PPP loans. Loan fees recognized on PPP loans were $5.8 million in the third quarter of 2021 compared to $2.7 million in second quarter of 2021 and $2.5 million in the first quarter of 2021. As of September 30, 2021, the remaining deferred loan fees on PPP loans was $2.9 million.

The loan balances and composition as of September 30, 2021, compared to December 31, 2020 and September 30, 2020, are presented below:

	September 30, 2021	December 31, 2020	September 30, 2020
	(In thousands) (Unaudited)
Commercial loans	$ 2,702,333	$ 2,595,926	$ 2,582,272
Paycheck protection program loans	169,360	240,907	265,728
Residential mortgage loans	4,144,789	4,145,389	4,169,847
Commercial mortgage loans	7,835,528	7,555,027	7,459,316
Equity lines	433,206	424,555	411,848
Real estate construction loans	688,195	679,492	675,112
Installment and other loans	3,370	3,100	1,656
Gross loans	$ 15,976,781	$ 15,644,396	$ 15,565,779

Allowance for loan losses	(131,945)	(166,538)	(179,130)
Unamortized deferred loan fees	(3,835)	(2,494)	(4,210)
Total loans, net	$ 15,841,001	$ 15,475,364	$ 15,382,439

Total deposits were $17.0 billion as of September 30, 2021, an increase of $897.5 million, or 5.6%, from $16.1 billion as of December 31, 2020. We believe the increases in noninterest-bearing demand deposits, money market deposits and savings deposits resulted from higher liquidity maintained by our depositors during these uncertain times. We believe the decreases in time deposits resulted primarily from the runoff of wholesale time deposits and migration of some maturing time deposits to money market deposits. During the third quarter of 2021, our total deposits, excluding CD's, increased by $686.3 million, or 25.9% annualized. The deposit balances and composition as of September 30, 2021, compared to December 31, 2020 and September 30, 2020, are presented below:

	September 30, 2021	December 31, 2020	September 30, 2020
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 4,024,504	$ 3,365,086	$ 3,306,421
NOW deposits	2,202,956	1,926,135	1,767,227
Money market deposits	4,132,912	3,359,191	3,227,359
Savings deposits	920,138	785,672	784,076
Time deposits	5,726,360	6,673,317	6,949,165
Total deposits	$ 17,006,870	$ 16,109,401	$ 16,034,248

ASSET QUALITY REVIEW

As of September 30, 2021, total non-accrual loans were $68.7 million, an increase of $1.0 million, or 1.5%, from $67.7 million as of December 31, 2020, and a decrease of $8.5 million, or 11.0%, from $77.2 million as of September 30, 2020.

As of September 30, 2021, the allowance for loan losses was $131.9 million and the allowance for off-balance sheet unfunded credit commitments was $8.1 million as of September 30, 2021. The allowances represent the amount estimated by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.83% of period-end gross loans, and 180.71% of non-performing loans as of September 30, 2021. The comparable ratios were 1.06% of period-end gross loans, and 229.18% of non-performing loans as of December 31, 2020.

The changes in non-performing assets and troubled debt restructurings as of September 30, 2021, compared to December 31, 2020 and September 30, 2020, are presented below:

(Dollars in thousands) (Unaudited)	September 30, 2021	December 31, 2020	% Change	September 30, 2020	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 4,333	$ 4,982	(13)	$ 2,868	51
Non-accrual loans:
Construction loans	5,491	4,286	28	4,335	27
Commercial mortgage loans	36,968	33,715	10	33,782	9
Commercial loans	17,098	23,087	(26)	29,757	(43)
Residential mortgage loans	9,125	6,596	38	9,317	(2)
Total non-accrual loans:	$ 68,682	$ 67,684	1	$ 77,191	(11)
Total non-performing loans	73,015	72,666	0	80,059	(9)
Other real estate owned	5,251	4,918	7	4,918	7
Total non-performing assets	$ 78,266	$ 77,584	1	$ 84,977	(8)
Accruing troubled debt restructurings (TDRs)	$ 24,406	$ 27,721	(12)	$ 28,587	(15)

Allowance for loan losses	$ 131,945	$ 166,538	(21)	$ 179,130	(26)
Total gross loans outstanding, at period-end	$ 15,976,781	$ 15,644,396	2	$ 15,565,779	3

Allowance for loan losses to non-performing loans, at period-end	180.71%	229.18%		223.75%
Allowance for loan losses to gross loans, at period-end	0.83%	1.06%		1.15%

The ratio of non-performing assets to total assets was 0.4% as of September 30, 2021, compared to 0.4% as of December 31, 2020. Total non-performing assets increased $681 thousand, or 0.9%, to $78.3 million as of September 30, 2021, compared to $77.6 million as of December 31, 2020, primarily due to an increase of $1.0 million, or 1.5%, in non-accruing loans.

CAPITAL ADEQUACY REVIEW

As of September 30, 2021, the Company's Tier 1 risk-based capital ratio of 13.29%, total risk-based capital ratio of 14.93%, and Tier 1 leverage capital ratio of 10.67%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2020, the Company's Tier 1 risk-based capital ratio was 13.53%, total risk-based capital ratio was 15.47%, and Tier 1 leverage capital ratio was 10.94%. During the third quarter of 2021, the Company repurchased 942,613 shares of common stock at an average cost of $39.40 per share for a total of $37.1 million during the quarter.

YEAR-TO-DATE REVIEW

Net income for the nine months ended September 30, 2021, was $223.0 million, an increase of $65.0 million, or 41.1%, compared to net income of $158.0 million for the same period a year ago. Diluted earnings per share was $2.82 compared to $1.98 per share for the same period a year ago. The net interest margin for the nine months ended September 30, 2021, was 3.22% compared to 3.12% for the same period a year ago.

Return on average stockholders' equity was 12.11% and return on average assets was 1.54% for the nine months ended September 30, 2021, compared to a return on average stockholders' equity of 8.99% and a return on average assets of 1.13% for the same period a year ago. The efficiency ratio for the nine months ended September 30, 2021, was 44.71% compared to 46.98% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its third quarter 2021 financial results this afternoon, Monday October 25, 2021, 2021, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 7847529. A presentation to accompany the earnings call will be available at www.cathaygeneralbancorp.com. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 37 branches in California, 10 branches in New York State, four in Washington State, two in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is at www.cathaybank.com. Cathay General Bancorp's website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events (such as the COVID-19 pandemic) and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises (such as the COVID-19 pandemic) and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic, political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2020 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Nine months ended Sept 30,
(Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020

FINANCIAL PERFORMANCE
Net interest income before (reversal)/provision for credit losses	$ 152,484	$ 148,001	$ 137,504	$ 442,303	$ 412,290
(Reversal)/provision for credit losses	3,050	(9,000)	12,500	(19,508)	62,500
Net interest income after (reversal)/provision for credit losses	149,434	157,001	125,004	461,811	349,790
Non-interest income	12,216	12,583	9,977	34,799	31,369
Non-interest expense	72,215	69,707	75,997	213,325	208,419
Income before income tax expense	89,435	99,877	58,984	283,285	172,740
Income tax expense	17,038	22,678	2,190	60,305	14,773
Net income	$ 72,397	$ 77,199	$ 56,794	$ 222,980	$ 157,967

Net income per common share
Basic	$ 0.93	$ 0.98	$ 0.71	$ 2.83	$ 1.98
Diluted	$ 0.93	$ 0.97	$ 0.71	$ 2.82	$ 1.98
Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31	$ 0.93	$ 0.93

SELECTED RATIOS
Return on average assets	1.45%	1.60%	1.18%	1.54%	1.13%
Return on average total stockholders' equity	11.61%	12.53%	9.53%	12.11%	8.99%
Efficiency ratio	43.85%	30.10%	51.53%	44.71%	46.98%
Dividend payout ratio	33.34%	31.80%	43.46%	32.89%	46.85%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	3.56%	3.62%	3.78%	3.62%	4.03%
Total interest-bearing liabilities	0.48%	0.53%	1.04%	0.56%	1.24%
Net interest spread	3.08%	3.09%	2.74%	3.06%	2.79%
Net interest margin	3.22%	3.24%	3.02%	3.22%	3.12%

CAPITAL RATIOS	September 30, 2021	December 31, 2020	September 30, 2020
Tier 1 risk-based capital ratio	13.29%	13.53%	13.22%
Total risk-based capital ratio	14.93%	15.47%	15.23%
Tier 1 leverage capital ratio	10.67%	10.94%	10.51%
				.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	September 30, 2021	December 31, 2020	September 30, 2020

Assets
Cash and due from banks	$ 156,287	$ 138,616	$ 128,896
Short-term investments and interest bearing deposits	1,667,875	1,282,462	1,305,170
Securities available-for-sale (amortized cost of $1,073,074 at September 30, 2021,
$1,019,230 at December 31, 2020 and $1,060,975 at September 30, 2020)	1,079,216	1,036,550	1,080,540
Loans	15,976,781	15,644,396	15,565,779
Less: Allowance for loan losses	(131,945)	(166,538)	(179,130)
Unamortized deferred loan fees, net	(3,835)	(2,494)	(4,210)
Loans, net	15,841,001	15,475,364	15,382,439
Equity securities	20,117	23,744	22,964
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	5,251	4,918	4,918
Affordable housing investments and alternative energy partnerships, net	313,517	309,016	325,013
Premises and equipment, net	100,344	102,998	103,438
Customers' liability on acceptances	13,185	13,753	12,973
Accrued interest receivable	56,844	59,032	57,102
Goodwill	372,189	372,189	372,189
Other intangible assets, net	4,831	5,434	5,631
Right-of-use assets- operating leases	29,179	30,919	32,591
Other assets	183,354	170,889	167,124
Total assets	$ 19,860,440	$ 19,043,134	$ 19,018,238

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 4,024,504	$ 3,365,086	$ 3,306,421
Interest-bearing deposits:
NOW deposits	2,202,956	1,926,135	1,767,227
Money market deposits	4,132,912	3,359,191	3,227,359
Savings deposits	920,138	785,672	784,076
Time deposits	5,726,360	6,673,317	6,949,165
Total deposits	17,006,870	16,109,401	16,034,248

Advances from the Federal Home Loan Bank	20,000	150,000	230,000
Other borrowings for affordable housing investments	23,197	23,714	23,788
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	13,185	13,753	12,973
Lease liabilities - operating leases	32,028	33,484	35,116
Other liabilities	182,733	175,502	188,254
Total liabilities	17,397,149	16,624,990	16,643,515
Stockholders' equity	2,463,291	2,418,144	2,374,723
Total liabilities and equity	$ 19,860,440	$ 19,043,134	$ 19,018,238

Book value per common share	$ 31.89	$ 30.41	$ 29.81
Number of common shares outstanding	77,240,215	79,508,265	79,659,396

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Nine months ended Sept 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 163,948	$ 161,493	$ 167,556	$ 485,162	$ 513,575
Investment securities	3,707	3,189	4,115	9,963	17,130
Federal Home Loan Bank stock	258	255	216	730	735
Deposits with banks	714	438	347	1,467	1,538
Total interest and dividend income	168,627	165,375	172,234	497,322	532,978

INTEREST EXPENSE
Time deposits	9,299	10,055	26,247	33,363	92,213
Other deposits	5,243	5,465	5,761	16,302	19,671
Advances from Federal Home Loan Bank	146	415	1,251	1,036	4,119
Long-term debt	1,455	1,439	1,456	4,318	4,336
Deferred payments from acquisition	—	—	15	—	115
Short-term borrowings	—	—	—	—	234
Total interest expense	16,143	17,374	34,730	55,019	120,688

Net interest income before (reversal)/provision for credit losses	152,484	148,001	137,504	442,303	412,290
(Reversal)/provision for credit losses	3,050	(9,000)	12,500	(19,508)	62,500
Net interest income after (reversal)/provision for credit losses	149,434	157,001	125,004	461,811	349,790

NON-INTEREST INCOME
Net (losses)/gains from equity securities	3	(879)	(1,605)	(3,628)	(1,928)
Securities gains, net	—	—	—	853	1,153
Letters of credit commissions	1,764	1,782	1,792	5,236	4,992
Depository service fees	1,401	1,343	1,263	4,107	3,678
Other operating income	9,048	10,337	8,527	28,231	23,474
Total non-interest income	12,216	12,583	9,977	34,799	31,369

NON-INTEREST EXPENSE
Salaries and employee benefits	33,437	32,758	33,341	98,917	92,477
Occupancy expense	5,136	4,960	5,295	15,142	15,435
Computer and equipment expense	3,175	3,647	3,044	10,093	8,218
Professional services expense	6,232	5,756	5,241	16,698	15,586
Data processing service expense	3,524	3,243	3,772	10,422	11,004
FDIC and State assessments	1,830	1,440	1,993	5,195	6,854
Marketing expense	945	1,443	1,089	5,270	3,890
Other real estate owned expense/(income)	(88)	191	423	197	(3,229)
Amortization of investments in low income housing and alternative energy partnerships	12,411	10,682	16,173	34,663	42,997
Amortization of core deposit intangibles	172	171	172	515	515
Cost associated with debt redemption	—	—	—	732	—
Acquisition, integration and reorganization costs	476	—	—	476	—
Other operating expense	4,965	5,416	5,454	15,005	14,672
Total non-interest expense	72,215	69,707	75,997	213,325	208,419

Income before income tax expense	89,435	99,877	58,984	283,285	172,740
Income tax expense	17,038	22,678	2,190	60,305	14,773
Net income	$ 72,397	$ 77,199	$ 56,794	$ 222,980	$ 157,967
Net income per common share:
Basic	$ 0.93	$ 0.98	$ 0.71	$ 2.83	$ 1.98
Diluted	$ 0.93	$ 0.97	$ 0.71	$ 2.82	$ 1.98

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31	$ 0.93	$ 0.93
Basic average common shares outstanding	77,846,424	79,167,004	79,628,372	78,841,899	79,599,288
Diluted average common shares outstanding	78,153,408	79,418,668	79,764,318	79,128,644	79,758,943

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	September 30, 2021		June 30, 2021		September 30, 2020
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 15,798,496	4.12%	$ 15,684,329	4.13%	$ 15,592,536	4.28%
Taxable investment securities	1,058,004	1.39%	976,593	1.31%	1,145,092	1.43%
FHLB stock	17,250	5.93%	17,250	5.93%	17,250	4.99%
Deposits with banks	1,893,785	0.15%	1,633,686	0.11%	1,385,535	0.10%
Total interest-earning assets	$ 18,767,535	3.56%	$ 18,311,858	3.62%	$ 18,140,413	3.78%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 2,109,632	0.10%	$ 1,967,069	0.13%	$ 1,695,882	0.17%
Money market deposits	4,228,025	0.43%	3,951,549	0.47%	3,119,091	0.62%
Savings deposits	914,540	0.07%	896,747	0.09%	766,521	0.11%
Time deposits	5,882,576	0.63%	6,035,219	0.67%	7,281,403	1.43%
Total interest-bearing deposits	$ 13,134,773	0.44%	$ 12,850,584	0.48%	$ 12,862,897	0.99%
Other borrowed funds	43,246	1.34%	93,442	1.79%	263,306	1.91%
Long-term debt	119,136	4.84%	119,136	4.84%	119,136	4.86%
Total interest-bearing liabilities	13,297,155	0.48%	13,063,162	0.53%	13,245,339	1.04%

Non-interest-bearing demand deposits	3,830,485		3,597,475		3,301,253

Total deposits and other borrowed funds	$ 17,127,640		$ 16,660,637		$ 16,546,592

Total average assets	$ 19,812,508		$ 19,347,886		$ 19,164,220
Total average equity	$ 2,473,223		$ 2,471,388		$ 2,370,817

	Nine months ended
(In thousands)	September 30, 2021		September 30, 2020
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 15,725,324	4.12%	$ 15,477,883	4.43%
Taxable investment securities	1,010,328	1.32%	1,263,937	1.81%
FHLB stock	17,250	5.66%	17,317	5.67%
Deposits with banks	1,605,851	0.12%	894,302	0.23%
Total interest-earning assets	$ 18,358,753	3.62%	$ 17,653,439	4.03%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,989,833	0.12%	$ 1,557,371	0.19%
Money market deposits	3,913,073	0.47%	2,772,463	0.81%
Savings deposits	885,863	0.09%	746,870	0.14%
Time deposits	6,105,604	0.73%	7,463,821	1.65%
Total interest-bearing deposits	$ 12,894,373	0.51%	$ 12,540,525	1.19%
Other borrowed funds	86,410	1.60%	355,758	1.68%
Long-term debt	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	13,099,919	0.56%	13,015,419	1.24%

Non-interest-bearing demand deposits	3,613,026		3,089,578
Total deposits and other borrowed funds	$ 16,712,945		$ 16,104,997

Total average assets	$ 19,394,454		$ 18,701,000
Total average equity	$ 2,461,914		$ 2,346,049

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652